Exhibit 99.1

[LOGO] USI®

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-747-8702 rschneider@usi.biz

U.S.I. Holdings Corporation Reports Record Second Quarter Results

San Francisco, CA, July 30, 2003 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today reported record financial results for the second quarter ended June 30, 2003.

Net income from continuing operations for the quarter increased $5.3 million to $7.6 million from $2.3 million recorded during the same period in 2002. Results for the period were positively affected by (i) continued improvement in performance in the operations (ii) the reduction in interest expense principally due to debt reduction from $229.2 million to $142.7 million, down 37.7% from a year ago, and (iii) a tax benefit resulting from an adjustment in the deferred tax valuation allowance due to accounting for an acquisition in the quarter.

Revenues for the quarter increased $6.0 million, or 7.5%, to $86.2 million from $80.2 million recorded during the same period in 2002. Organic revenue growth in the Insurance Brokerage segment, for the quarter was 11.0%. Offsetting this increase was a decrease of $2.9 million in the Specialized Benefit Services segment for the quarter. This was principally due to timing of enrollment of new cases, certain nonrecurring revenues and high first year commissions recorded in this segment in 2002. Overall consolidated organic revenue growth was 5.7% for the quarter.

EBITDA margin (EBITDA as a percentage of revenues) for the quarter improved to 21.2% compared to 20.8% recorded during the same period in 2002. USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses.

Net income from continuing operations was $0.17 per share on a basic and diluted basis for the quarter. The per share data was significantly impacted by the consummation of USI’s initial public offering on October 25, 2002, which resulted in all of the outstanding preferred stock being converted into common stock. As a result, the comparison of weighted average shares and per share data for the second quarter of 2003 as compared to the same period in 2002 is not meaningful.

The income tax provision from continuing operations for the second quarter of 2003 reflects a tax provision of 10.0% related to state and local income taxes or $0.7 million offset by a deferred tax benefit of $1.2 million as previously discussed. Federal income taxes have not been provided in 2002 or 2003 due to the net operating loss carryforwards available from prior year losses. After the utilization of the federal net operating loss carryforwards which is expected in early 2004, USI’s normalized income tax provision should approximate 41.0%.

Net income from continuing operations for the first six months increased $24.2 million to $12.6 million from a loss of $11.6 million recorded during the same period in 2002. Results for the period were positively affected by (i) reduction in compensation and other operating expenses principally due to the integration efforts and other charges in the first six months of 2002, (ii) continued improvement in performance in the operations, and (iii) the reduction in interest expense principally due to debt reduction.

Revenues for the first six months increased $11.3 million, or 7.2%, to $168.8 million from $157.5 million recorded during the same period in 2002. On an organic basis, revenues for the period increased 6.1%.

EBITDA margin for the first six months improved to 20.5% compared to 19.0% recorded during the same period in 2002, excluding charges previously disclosed in USI’s Securities and Exchange Commission filings taken in the same period of 2002.

Net income from continuing operations was $0.28 per share on a basic and diluted basis for the first six months. As previously discussed, the comparison of weighted average shares and per share data for the first six months of 2003 as compared to the same period in 2002 is not meaningful.

The income tax provision from continuing operations for the first six months of 2003 reflects a tax provision of 10.0% related to state and local income taxes or $1.3 million offset by a deferred tax benefit of $1.2 million as previously discussed.

During the second quarter of 2003, USI acquired Hasting-Tapley Insurance Agency of Woburn, Massachusetts. Hasting-Tapley has been a Massachusetts institution for over 130 years and provides property and casualty insurance, risk management, and employee benefits principally to middle market clients. Hasting-Tapley is expected to contribute approximately $12 million in revenues to USI. The acquisition was effective on May 30, 2003.

“We are very pleased with our operational and financial results during the second quarter,” said David L. Eslick, Chairman, President and CEO. Mr. Eslick added, “Our Insurance Brokerage segment had an excellent quarter, with organic revenue growth reflective of our revenue diversification, sales culture and cross selling initiatives. We have always stated that the Specialized Benefits segment has the majority of new business and growth in the third and fourth quarters, requiring analysis of organic revenue growth on an annual versus quarterly basis. Our organic revenue growth, acquisition growth, and margin expansion of 150 basis points in the first six months of 2003, positions USI to have confidence in our ability to deliver on our full year commitments and expectations.”

This press release contains certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of USI’s operations with those businesses or assets USI has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; future regulatory actions and conditions in the states in which it conducts its business; USI’s level of indebtedness and debt service requirements; and USI’s ability to attract and retain key sales and management professionals. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of the USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the USI’s consolidated statements of operations for the three and six months ended June 30, 2003 and 2002.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a distributor of insurance and financial products and services principally to small and mid-sized businesses throughout the United States. USI operates out of 61 offices in 20 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Amounts in Thousands, Except Per Share Data)
Revenues:
Commissions and fees	$85,647	$79,551	$167,693	$156,090
Investment income	600	664	1,113	1,404

Total Revenues	86,247	80,215	168,806	157,494
Expenses:
Compensation and employee benefits	49,373	46,928	98,110	104,476
Change in value of stock appreciation rights	—	317	—	631
Other operating expenses	18,577	16,579	36,063	35,187
Amortization of intangible assets	5,506	5,541	10,670	10,504
Depreciation	2,498	2,365	5,065	6,516
Interest	3,112	4,903	6,200	9,811
Early extinguishment of debt	—	660	—	660

Total Expenses	79,066	77,293	156,108	167,785

Income (loss) from continuing operations before income tax expense (benefit)	7,181	2,922	12,698	(10,291)
Income tax expense (benefit)	(465)	640	87	1,280

Net Income (Loss) From Continuing Operations	7,646	2,282	12,611	(11,571)
Loss from discontinued operations, net	(98)	(7,925)	(93)	(13,154)

Net Income (Loss)	$7,548	$(5,643)	$12,518	$(24,725)

Reconciliation of Net Income (Loss) to Net Income (Loss)
Available to Common Stockholders:
Net income (loss)	$7,548	$(5,643)	$12,518	$(24,725)
Change in aggregate liquidation preference of preferred stock	—	(5,684)	—	(11,435)

Net Income (Loss) Available to Common Stockholders	$7,548	$(11,327)	$12,518	$(36,160)

Per Share Data—Basic and Diluted:
Net income (loss) from continuing operations	$0.17	$(4.51)	$0.28	$(30.51)
Income (loss) from discontinued operations	—	(10.51)	—	(17.44)

Net Income (Loss) Per Common Share	$0.17	$(15.02)	$0.28	$(47.95)

Weighted Average Number of Shares Outstanding:
Basic	45,130	754	44,900	754
Diluted	45,444	33,700	45,111	33,998

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
	(Amounts in Thousands, Except Per Share Data)
Assets
Current assets:
Cash and cash equivalents	$32,437	$21,374
Fiduciary funds—restricted	72,725	77,931
Premiums and commissions receivable, net of allowance for bad debts of $1,937 and $1,730, respectively	153,715	161,450
Receivable from sale of discontinued operations	1,713	1,713
Other	10,821	12,304
Current assets held for discontinued operations	542	1,063

Total current assets	271,953	275,835
Goodwill (net of accumulated amortization of $40,195 for 2003 and 2002, respectively)	202,479	188,110
Other intangible assets:
Expiration rights	190,352	178,911
Covenants not-to-compete	39,762	38,671
Other	5,065	3,701

	235,179	221,283
Accumulated amortization	(139,933)	(129,263)

	95,246	92,020
Property and equipment, net	20,546	20,961
Other assets	2,834	2,551
Asset held for discontinued operations	29	29

Total Assets	$593,087	$579,506

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$167,799	$179,032
Accrued expenses	43,290	49,293
Current portion of long-term debt	39,628	32,871
Other	7,735	5,937
Current liabilities held for discontinued operations	809	1,472

Total current liabilities	259,261	268,605
Long-term debt	103,098	103,964
Other liabilities	1,310	2,836

Total Liabilities	363,669	375,405

Commitments and contingencies
Redeemable common stock—par value $.01, 1,716 and 2,208 shares issued and outstanding, respectively	18,184	21,302

Stockholders’ equity:
Common stock—voting—par $.01, 300,000 shares authorized; 44,151 and 42,440 shares issued and outstanding, respectively	441	424
Common stock—nonvoting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	495,982	480,082
Retained deficit	(285,189)	(297,707)

Total Stockholders’ Equity	211,234	182,799

Total Liabilities, Redeemable Securities and Stockholders’ Equity	$593,087	$579,506

5

U.S.I. Holdings Corporation and Subsidiaries

Calculation of EBITDA and Net Income (Loss) From Continuing Operations plus Amortization of Intangible Assets

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2003		2002		2003		2002
	(Amounts in Thousands)				(Amounts in Thousands)
Revenues	$86,247		$80,215		$168,806		$157,494
Compensation and employee benefits	49,373		46,928		98,110		104,476
Other operating expenses	18,577		16,579		36,063		35,187

EBITDA (a)	18,297	21.2%	16,708	20.8%	34,633	20.5%	17,831	11.3%
Change in value of stock appreciation rights	—		317		—		631
Amortization of intangible assets	5,506		5,541		10,670		10,504
Depreciation	2,498		2,365		5,065		6,516
Interest	3,112		4,903		6,200		9,811
Early extinguishment of debt	—		660		—		660

Income (loss) from continuing operations before income tax expense (benefit)	7,181	8.3%	2,922	3.6%	12,698	7.5%	(10,291)	-6.5%
Income tax expense (benefit)	(465)		640		87		1,280

Net Income (Loss) From Continuing Operations in accordance with GAAP	7,646		2,282		12,611		(11,571)
Addback:
Amortization of Intangible Assets	5,506		5,541		10,670		10,504

Net Income (Loss) From Continuing Operations plus Amortization of Intangible Assets (b)	$13,152		$7,823		$23,281		$(1,067)

(a)	USI defines EBITDA as revenues less compensation and employee benefits and other operating expenses. USI presents EBITDA because it is a relevant and useful indicator of operating profitability and ability to incur and service debt. EBITDA is relevant owing to USI's leveraged approach to its capital structure and resulting significant amount of interest expense, and USI's accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets. EBITDA margin (EBITDA as a percentage of revenues) is presented because it is a relevant and useful indicator in understanding operating efficiency. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.

(b)	USI presents Net Income (Loss) From Continuing Operations plus Amortization of Intangible Assets because it is a relevant and useful indicator of ability to generate earnings. Net Income (Loss) From Continuing Operations plus Amortization of Intangible Assets is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Revenue Growth, excluding Acquired Businesses (Organic Growth)

	For the Three Months Ended June 30,
			Change
	2003	2002	Amount	Percent
	(Amounts in Thousands)
Revenues, per GAAP results	$86,247	$80,215	$6,032	7.5%

Less—
Acquired Businesses	(1,482)	0	(1,482)

Revenues, as Adjusted (Organic Growth)	$84,765	$80,215	$4,550	5.7%

	For the Six Months Ended June 30,
			Change
	2003	2002	Amount	Percent
	(Amounts in Thousands)
Revenues, per GAAP results	$168,806	$157,494	$11,312	7.2%

Less—
Acquired Businesses	(1,662)	0	(1,662)

Revenues, as Adjusted (Organic Growth)	$167,144	$157,494	$9,650	6.1%